PROSPECTUS SUPPLEMENT
   (To Prospectus Dated September 19, 1997)

                                  5,225 Shares

                                    SUPERIOR

                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 5,225 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Duain R. Linn and Karen A. Linn ("Selling Shareholders").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholders and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMIS-SION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY ISA CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                              Selling Shareholders

                               Number of
                                Shares                         Number of
                               of Common                        Shares
                              Stock Owned     Number of      of Common Stock
                                Prior to        Shares        to be Owned
             Name               Offering       Offered       After Offering

         Duain R. Linn 1        2,613 1         2,613              0
         Karen A. Linn 1        2,612 1         2,612              0
   _________________________________

              1   Each of the Selling Shareholders acquired his or her shares of Common Stock from the Company on October 23, 1997 as additional consideration for the Selling Shareholder's ownership interest in D&K Refuse and Recycling, Inc. The acquisition was originally completed on December 15, 1996.

            The date of this Prospectus Supplement is April 7, 1998.